EXHIBIT 10.1

Merion, Inc.

100 N Barranca Street, Suite 1000

West Covina, CA 91791

April 11, 2023

Ares Pink Corporation

9751 Wilshire Blvd,

Beverly Hills, CA 90212

Ladies and Gentlemen:

The purpose of this Letter of Intent (“LOI”) is to set forth the terms and conditions pursuant to which Merion, Inc., a Nevada Corporation (“Merion”) will enter into a business combination (the “Acquisition”) with Ares Pink Corporation, a Delaware corporation (“Company”). Merion and the Company may individually be referred to herein as a “Party” or collectively as the “Parties”.

While this LOI is not a binding agreement, except as specifically set forth in Sections 6,7,8,9 and 11 below, it outlines the preliminary terms of the Acquisition and the transactions contemplated herein. This LOI is intended to serve as an outline of the proposed principal terms and conditions regarding the Acquisition, and is subject to the execution and closing of a definitive agreement (“Definitive Agreement”) by and among Merion, the Company and the shareholders of the Company. The Parties recognize that there are other terms and conditions that have yet to be addressed, but the Parties agree to work together in good faith to address these issues and to complete a Definitive Agreement that is acceptable to both Parties as quickly as is practicable.

1.	Acquisition. Pursuant to the terms and conditions of the Definitive Agreement, Merion will acquire the Company.

2.

Board of Directors and Executive Officers. As a condition to the Company’s closing the Acquisition, the current Board of Directors ("Board”) and executive officers of Merion will appoint new members of the Board and new executive officers, as designated in writing by the Company and current members of Board and executive officers will resign, effective upon the appointment of new directors and executive officers.

3.	Closing. The Parties will use their best efforts to close the Acquisition contemplated herein as soon as reasonably possible following the execution of this LOI (“Closing”).

4.

Due Diligence. Each party may conduct business, financial, and legal due diligence investigation of the other party and its subsidiaries, their business and operations. To expedite this review, each Party agrees to make such information as reasonably requested by the other Party ("Due Diligence Information") available to the requesting party and its agents and representatives and to authorize reasonable visits to facilities of each Party, including meetings with its staff, consultants and experts as reasonably requested by the requesting Party.

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5.

Additional Closing Conditions: The obligations of Merion to complete the Acquisition are subject to satisfaction by the Company of the following conditions precedent (unless waived in writing by Merion):

A.

Between the date of the signing of this LOI and the Closing, the business of the Company and its subsidiaries shall be run in the ordinary course, and in a manner consistent with past practices. The Company will not, without the written consent of Merion, enter into or perform any transactions outside of the ordinary course of business relating to the Company or its subsidiaries;

B.

No material change in the business, financial condition or capitalization of the Company and its subsidiaries shall have occurred between the date of this LOI and Closing other than as required in the Definitive Agreement or as agreed upon by the parties;

C.	The Company and its subsidiaries shall have received and delivered to Merion information as may be necessary for any filings required to be made by Merion in connection with the Acquisition.

6.

Confidentiality. This LOI is being delivered with the understanding that each party, together with its respective officers, directors, managers, members, representatives, agents, owners and employees, each agree to use their best efforts to keep the information received from the other party confidential, including but not limited to data, business information (including customer lists and prospects), technical information, computer programs and documentation, programs, files, specifications, drawings, sketches, models, samples, tools or other data, oral, written or otherwise, (hereinafter called “Information”), and shall only use it for the purpose of the contemplated transaction herein. Such information will remain the disclosing party’s property until the closing of the Acquisition, at which time all such Information will become the property of Merion. All copies of such Information in written, graphic or other tangible form must be returned to the disclosing party immediately upon written request if the transaction contemplated herein is not consummated. Unless such Information was previously known to receiving party free of any obligation to keep it confidential, or has been or is subsequently made public by the disclosing party or a third party that has no obligation for confidentiality, it must be kept confidential by the receiving party, will be used only in for the purpose of Acquisition, and may not be used for other purposes except upon such terms as may be agreed upon by Merion and the Company in writing.

7.

Expenses. Merion and the Company shall each be responsible for their own fees and expenses incurred as part of the Acquisition and the transactions contemplated under this Agreement, including but not limited to, legal fees, accounting fees, investment banking fees and related expenses.

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8.	Announcements. No announcement shall be made regarding a pending or completed transaction or agreement between the parties without the prior written consent of both Merion and the Company.

9.

Exclusivity. In consideration hereof and of the time and resources that Merion will devote to the Acquisition and the Definitive Agreement, and the various investigations and reviews undertaken by Merion, the Company, its subsidiaries and each of their respective affiliates, directors, officers, employees, representatives and agents will not, for a period of 120 days from the date of this LOI, directly or indirectly, solicit, initiate, enter into or continue any discussions or transactions with, or encourage, or provide any information to any person or entity with respect to any proposal pursuant to which the Company or any of its subsidiaries would (i) be acquired, whether through a purchase, acquisition, tender offer, consolidation or other business combination, or (ii) sell all or a substantial part of the assets of the Company or any of its subsidiaries or their businesses and that the Company and each of the subsidiaries shall use its best efforts to preserve intact its business organization and the good will of its customers, suppliers and others having business relations with it.

10.

Non-binding: Except for paragraphs 6, 7, 8, 9 and 11 of this LOI (which are legally binding upon execution of this LOI), this LOI is a statement of mutual intention; it is not intended to be legally binding, and does not constitute a binding contractual commitment with respect to the transaction. Without limiting the foregoing, the failure of Merion and the Company to reach agreement on the terms and conditions being included in the Definitive Agreement and other agreements referred to herein shall not be construed as a breach of this LOI by any party hereto provided that the provisions of the paragraphs 6,7,8,9 and 11 are not breached. A legally binding obligation with respect to the transaction contemplated hereby will arise only upon execution and delivery of the Definitive Agreement and other agreements referred to herein by the parties thereto, subject to the conditions expressed therein.

11.

Governing Law Dispute Resolution and Jurisdiction. This LOI shall be governed by and construed in accordance with the laws of the State of California, without giving effect to the conflicts of laws principles thereof. All disputes, controversies or claims ("Disputes") arising out of or relating to this LOI shall in the first instance be the subject of a meeting between a representative of each Party who has decision making authority with respect to the matter in question. Should the meeting either not take place or not result in a resolution of the dispute within twenty (20) business days following notice of the dispute to the other Party, then the dispute shall be resolved in a binding arbitration proceeding to be held in Los Angeles, California in accordance with the rules of the American Arbitration Association. The Parties agree that a panel of one arbitrator shall be required. Any award of the arbitrator shall be deemed confidential information for a minimum period of five years. The arbitrator may award attorneys' fees and other arbitration related expense, as well as pre and post judgment interest on any award of damages, to the prevailing Party, in his / her or its sole discretion.

12.

Multiple Counterparts. This LOI may be executed in multiple counterparts, each of which may be deemed an original. It shall not be necessary that each Party executes each counterpart, or that any one counterpart be executed by more than one Party so long as each Party executes at least one counterpart.

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This LOI shall be non binding except as specifically set forth herein and is subject to the negotiation and execution of the Definitive Agreement and collateral documents referred to above.

Very truly yours,

/s/Dinghua Wang
Dinghua Wang
Chief Executive Officer
Merion, Inc.

ACCEPTED AND AGREED to

this 11[t]h day of April, 2023

/s/Dongfeng Wang

Dongfeng Wang

Chief Executive Officer

Ares Pink Corporation

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